Exhibit 3.1

ARTICLES OF INCORPORATION

OF

WACCAMAW BANKSHARES, INC.

The undersigned hereby submits these Articles of Incorporation for the purpose of forming a business corporation under the laws of the State of North Carolina:

I.

The name of the corporation is “Waccamaw Bankshares, Inc.”

II.

The amount of authorized Capital Stock of the Corporation shall be 6,000,000 shares, to be divided into 5,000,000 shares of common stock, no Par Value, and 1,000,000 shares of Preferred Stock, no Par Value. The common stock shall be of one class. Subject to the rights of the preferred stock as determined by the Board of Directors, the holders of the common stock shall have one vote per share on all matters on which holders of the common stock are entitled to vote. The shares of preferred stock may be issued from time to time by the Corporation in such series as the Board of Directors may determine and shall have such voting powers, designations, preferences, limitations, and relative rights as the Board of Directors may and hereby is authorized to determine.

III.

The address of the initial registered office of the corporation is 317 South J.K. Powell Boulevard, Whiteville (Columbus County), North Carolina 28472, and the name of its registered agent at such address is James G. Graham.

IV.

The name and address of the incorporator is

Ronald D. Raxter

The Sanford Holshouser Law Firm PLLC

219 Fayetteville Street, Suite 1000

Raleigh, North Carolina 27601

V.

The number of directors constituting the initial board of directors shall be three (3); and the names and addresses of the persons who are to serve as directors until the first meeting of the shareholder, or until their successors are duly elected and qualified, are:

NAME             ADDRESS

James G. Graham

317 South J.K. Powell Boulevard

Whiteville (Columbus County), North Carolina 28472

Freda H. Gore

317 South J.K. Powell Boulevard

Whiteville (Columbus County), North Carolina 28472

Timothy Reilly

317 South J.K. Powell Boulevard

Whiteville (Columbus County), North Carolina 28472

VI.

The Corporation shall indemnify and hold harmless to the fullest extent from time to time permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed civil, criminal, administrative, investigative, or arbitrative action, suit or proceeding and any appeal therein (and any inquiry or investigation that could lead to such action, suit, or proceeding) by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation or its predecessor unincorporated association, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, or as trustee or administrator under an employee benefit plan. The indemnification provided for herein shall, to the fullest extent from time to time permitted by law, apply against all liability and expense incurred by any such person in connection with such action, suit, or proceeding, including, without limitation, all reasonable attorneys’ fees and expenses, judgments, fines, excise taxes, and amounts paid in settlement, and all reasonable costs, expenses, and attorneys’ fees incurred in connection with the enforcement of such rights to indemnification. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that any such person did not meet any requisite standard of conduct imposed by law in order to be entitled to such indemnification. To the fullest extent from time to time permitted by law, expenses of any such person incurred in defending any civil or criminal action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding. The rights of indemnification set forth herein shall inure to the benefit of any such person, whether or not such person is an officer, director, employee, or agent at the time such liabilities or expenses are imposed or incurred, and, in the event of such person’s death, shall extend to his or her legal representative. The rights to indemnification hereunder shall be in addition to and not exclusive of any other rights to which any such person may be entitled under any statute, agreement, insurance policy, or otherwise.

VII.

No individual serving as a director of the Corporation shall be personally liable in an action whether by or in the right of the Corporation or otherwise for monetary damages for breach of such person’s duty as a director of the Corporation; provided, however, that the foregoing clause shall not apply to any liability of a director with respect to (i) acts or omissions not made in good faith that the director at the time of breach knew or believed were in conflict with the best interests of the Corporation; (ii) any liability under Section 55- 8-33 of the North Carolina General Statutes; or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director’s compensation or other incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of the Corporation). If the North Carolina General Statutes are amended after the filing of these Articles to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the North Carolina General Statutes, as so amended. No amendment or repeal of the provisions of this Article 7 shall apply to or have any affect on the liability or alleged liability of any director of the Corporation for or with respect to any act or failure to act on the part of such director occurring prior to such amendment or repeal. This provision shall not affect any charter or by-law provision or contract or resolution of the Corporation indemnifying or agreeing to indemnify a director against personal liability pursuant to and in accordance with the North Carolina General Statutes.

VIII.

In connection with the exercise of its or their judgment in determining what is in the best interests of the corporation and its shareholders, the Board of Directors of the corporation, any committee of the Board of Directors, or any individual director may, but shall not be required to, in addition to considering the long-term and short-term interests of the shareholders, consider any of the following factors and any other factors which it or they deem relevant: (i) the social and economic effects of the matter to be considered on the corporation and its subsidiaries, its and their employees, depositors, customers, and creditors, and the communities in which the corporation and its subsidiaries operate or are located; and (ii) when evaluating a business combination or a proposal by another person or persons to make a business combination or a tender or exchange offer or any other proposal relating to a potential change of control of the corporation (x) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the corporation and its subsidiaries and the communities in which the corporation and its subsidiaries operate or are located, (y) the competence, experience, and integrity of the acquiring person or persons and its or their management, and (z) the prospects for successful conclusion of the business combination, offer or proposal. The provisions of this Section 8 shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency the right to be considered. As used in this Section 8, the term “person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity; and, when two or more persons act as a partnership, limited partnership, syndicate, or other group acting in concert for the purpose of acquiring, holding, voting or disposing of securities of the corporation, such partnership, limited partnership, syndicate or group shall also be deemed a “person” for purposes of this Section

IX.

These articles will become effective upon filing.

THIS the 27/th/ day of February, 2001.

INCORPORATOR

/s/ Ronald D. Raxter
Ronald D. Raxter

ARTICLES OF AMENDMENT

OF

WACCAMAW BANKSHARES, INC.

The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1. The name of the corporation is Waccamaw Bankshares, Inc.

2. The following amendment to the Articles of Incorporation of the Corporation hereby replaces Article II in its entirety as follows:

II.

The amount of authorized capital stock of the Corporation shall be 26,000,000 shares, to be divided into 25,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock. The common stock shall be of one class. Subject to the rights of the preferred stock as determined by the Board of Directors, the holders of the common stock shall have one vote per share on all matters on which the holders of the common stock are entitled to vote. The shares of preferred stock may be issued from time to time by the Corporation in such series as the Board of Directors may determine and shall have such voting powers, designations, preferences, limitations, and relative rights as the Board of Directors may and hereby is authorized to determine.

3. The foregoing amendment was duly adopted by a vote of the shareholders of the common stock of the corporation on April 21, 2005 in the manner prescribed by law.

4. These articles will become effective upon filing with the North Carolina Secretary of State.

This the 3rd day of May, 2005.

WACCAMAW BANKSHARES, INC.

By:	/s/ James G. Graham
James G. Graham
President and Chief Executive Officer

ARTICLES OF AMENDMENT

OF

WACCAMAW BANKSHARES, INC.

The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1. The name of the corporation is Waccamaw Bankshares, Inc.

2. The following amendment to the Articles of Incorporation of the Corporation hereby is appended to and amends Article II as follows:

(a) Pursuant to the foregoing provisions of this Article II, there are hereby authorized and established, out of the 1,000,000 shares of preferred stock, which the Corporation has authority to issue pursuant to this Article II, a series of such preferred stock, designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”).

(1) The Series A Preferred Stock shall consist of 400,000 shares, no par value per share.

The holders of Series A Preferred Stock shall not be entitled to vote on matters submitted for a vote of the holders of common stock. Notwithstanding the foregoing, the holders of Series A Preferred Stock shall have the voting powers provided by law, if any.

(2) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, which shall include the outstanding common stock of the Corporation and any common stock the Corporation may issue in the future, unless, prior to the first such distribution, the holders of the Series A Preferred Stock shall have received an amount per share equal to $17.00, subject to adjustment for the effect of stock splits, dividends or distributions or (ii) to the holders of stock ranking pari passu (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made proportionately on the Series A Preferred Stock and all other such pari passu stock. In the event there are insufficient assets to pay an amount per share equal to $17.00, subject to adjustment for the effect of stock splits, dividends or distributions, any distribution made to the holders of the Series A Preferred Stock will be allocated pro rata amongst the holders thereof. The merger or consolidation of the Corporation or the sale of all or substantially all the assets of the Corporation or a share exchange in which all of the shares of the Corporation are acquired shall not be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this paragraph (2).

(3) In the event that the holders of Series A Preferred Stock are afforded any voting powers provided by law, the Corporation may, in its sole discretion, elect to convert the outstanding shares of Series A Preferred Stock to shares of common stock on a one-for-one basis. In the event the Corporation elects to convert the outstanding shares of Series A Preferred Stock to shares of common stock, notice of conversion of the Series A Preferred Stock shall be mailed at least 15, but not more than 60, days prior to the date fixed for such conversion to each holder of Series A Preferred Stock to be converted, at such holder’s address as it appears on the books of the Corporation. In order to facilitate the conversion of the Series A Preferred Stock, the Board of Directors may set a record date for the determination of the holders of the Series A Preferred Stock to be converted, or may cause the transfer books of the Corporation to be closed for the transfer of Series A Preferred Stock, not more than 60 days prior to the date fixed for such conversion.

(4) After one year and one day from the date a holder is first issued a share or shares of Series A Preferred Stock, a holder of Series A Preferred Stock may elect to convert such holder’s shares of Series A Preferred Stock into shares of common stock, no par value, of the Corporation. In the event a holder elects to so convert his or her shares of Series A Preferred Stock as described above, the holder shall provide a written notice of intent to convert such shares of Series A Preferred Stock to the Corporation. Upon receipt of such written notice of intent to convert, the Corporation shall cause to be issued a number of shares of its authorized, but unissued shares of common stock, no par value, equal to the number of shares of Series A Preferred Stock so converted on a one-for-one basis.

(5) The Corporation shall not, directly or indirectly, convert, redeem or purchase or otherwise acquire any shares of the Series A Preferred Stock except as provided in this subdivision (a) of Article II or pursuant to a pro rata offer made in writing on terms identical to each holder of Series A Preferred Stock at the time outstanding.

(6) Any shares of the Series A Preferred Stock converted, redeemed or purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof; all such shares shall upon their cancellation become authorized but unissued shares of preferred stock.

3. The foregoing amendment was duly adopted at a meeting of the board of directors of the corporation on September 21, 2006 in the manner prescribed by law.

4. These articles will become effective upon filing with the North Carolina Secretary of State.

This the 6th day of November, 2006.

WACCAMAW BANKSHARES, INC.

By:	/s/ James G. Graham
James G. Graham
President and Chief Executive Office